Exhibit 3.3 - Certificate of Correction

State Seal                                                      ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada, 89701-4299
(775) 684 5708

CERTIFICATE OF CORRECTION
(PURSUANT TO NRS 78, 78A, 80, 81,
82, 84, 86, 87, 88, 88A, 89 AND 92A)

CERTIFICATE of CORRECTION
(PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 AND 92A)

THE NAME OF THE ENTITY FOR WHICH CORRECTION IS BEING MADE:

REGENCY RESOURCES, INC.

ARTICLES OF INCORPORATION

FILING DATE OF THE ORIGINAL DOCUMENT FOR WHICH CORRECTION IS BEING MADE:
12/11/2006

DESCRIPTION OF THE INACCURACY OR DEFECT.

The second sentence of Article IV (i) inaccurately stated that the initial board of directors consists of one member, and (ii) is defective in that it fails to provide a means by which the number of directors of the Corporation can be changed.

CORRECTION OF THE INACCURACY OR DEFECT.

Please correct the inaccuracy and defect described above by deleting, in its entirety, the second sentence of Article IV as originally filed, and substituting the following sentence in its place and stead:

The initial board of directors shall consist of two (2) members and, provided that the number of directors may not be set at less than one (1) nor more than
DESCRIPTION OF THE ORIGINAL DOCUMENT FOR WHICH CORRECTION IS BEING MADE:
seven (7), the number of directors may be changed from time to time by the board of directors in accordance with the BYLAWS of the Corporation.

SIGNATURE:

 JANE H.C. BROOKE              President & Director      December 9, 2006
                                        AUTHORIZED SIGNATORY                  TITLE                                  DATE